Exhibit 10.70
FREESCALE SEMICONDUCTOR, LTD.
2011 OMNIBUS INCENTIVE PLAN
FORM PERFORMANCE RESTRICTED SHARE UNIT AWARD AGREEMENT
(Participant)
THIS AGREEMENT (the “Agreement”), is made effective as of the date indicated in the grant summary in the Freescale equity recordkeeping system (the “Date of Grant”), by and among Freescale Semiconductor, Ltd., a Bermuda exempted limited liability company (the “Company”), the recipient’s employing subsidiary and the recipient of the grant (the “Participant”):
R E C I T A L S:
WHEREAS, the Company has adopted the Amended and Restated Freescale Semiconductor, Ltd. 2011 Omnibus Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms used but not otherwise defined herein shall have meanings ascribed to such terms in the Plan; and
WHEREAS, the Administrator has determined that it would be in the best interests of the Company and its shareholders to grant the Restricted Share Units provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Grant of Restricted Share Units. The Company hereby grants to the Participant, on the terms and conditions hereinafter set forth, units evidencing a right to receive a target number of Common Shares (or a lesser or greater number of Common Shares, or no Common Shares whatsoever) as indicated in the grant summary in the Freescale equity recordkeeping system, based on the Company’s achievement of the performance goals set forth on Appendix A hereto (the “Performance Goals”), which Appendix A is incorporated herein by reference and made a part hereof, all in accordance with the terms and conditions of this Agreement (the “Restricted Share Units” or “Restricted Share Unit Award”). Shares corresponding to the Restricted Share Units, if any, are to be delivered to the Participant only after the Performance Goals have been achieved and certified as described in Section 3 and the Participant has become vested in the Restricted Share Units pursuant to Section 4 or Section 5 below.
2.Performance Period. For purposes of this Agreement, the term “Performance Period” shall refer to January 1, 201_ through December 31, 201_, subject to Section 4(c) below.
3.Performance Goals.

(a)To the extent, if any, the applicable Performance Goals have been achieved for the Performance Period, and subject to compliance with the requirements of Section 4, the Participant will be entitled to receive from 0 to 1.5 (such number, the “Share Delivery Factor”) Common Shares for each of the Restricted Share Units under this Agreement.
(b)The Compensation and Leadership Committee of the Company’s Board (the “Committee”) shall, as soon as practicable following the last day of the Performance Period, and in any event prior to January 31, 201_, certify (i) the extent to which the Performance Goals have been achieved, if at all, and (ii) the number of whole Common Shares, if any, which the Participant shall be entitled to receive with respect to each Restricted Share Unit granted under this Agreement. In the event the Share Delivery Factor equals zero, the Restricted Share Units granted under this Agreement shall be cancelled. Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.
4.Restrictions and Vesting.
(a)    Restrictions and Transferability. The Restricted Share Unit Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Restricted Share Unit Award to heirs or legatees of the Participant shall be effective to bind the Company unless the Administrator shall have been furnished with written notice thereof and a copy of such evidence as the Administrator may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.
(b)    Vesting. Subject to the Participant’s continued employment with the Company, and except as otherwise provided in Sections 4(c) and 5 herein, to the extent that the Performance Goals for the Performance Period have been achieved and certified, the Restricted Share Units delivered under this Agreement, if any, shall vest on the 30th day after the third anniversary of the Date of Grant.
(c)    Change in Control.
(i) Notwithstanding anything to the contrary contained in the Plan or in this Agreement, in the event of a Change in Control that occurs before December 31, 201_, the Performance Period shall end on the date of the Change in Control, or another date established at the discretion of the Committee, and the Share Delivery Factor shall be calculated based on the Performance Period as adjusted by this Section 4(c).
(i)    Notwithstanding any other provisions of the Plan or this Agreement to the contrary, in the event that the Participant’s employment with the Company is terminated by the Company without Cause within twelve months following a Change in Control, after the application of Section 4(c)(i) above, all unvested Restricted Share Units shall become immediately vested.
(ii)    If the Restricted Share Unit Award is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, all unvested Restricted Share Units shall become immediately vested. For purposes of this Section 4(c)(iii), the Restricted Share Unit Award shall be considered assumed or substituted if, following the Change in Control, the Restricted Share Unit Award is of comparable value and remains subject to the same terms and conditions that were applicable to the Restricted Share Unit Award immediately prior to the Change in Control except that the Restricted Share Unit Award instead confers the right to receive common stock of the acquiring entity or in the case of an amalgamation, the amalgamated company or its parent.
(d)    Settlement of Restricted Share Units. Shares shall be delivered (provided, that such delivery is otherwise in accordance with federal and state securities laws) with respect to the Restricted Share Units, to the extent then vested, as soon as practicable following the vesting date, but in no event later than the 60th day following the vesting date.
(e)    No Shareholder Rights. The Participant shall have no rights of a shareholder of the Company with respect to the Restricted Share Units, including, but not limited to, the rights to vote and receive ordinary dividends, until the settlement date of the Restricted Share Units. In the event that the Administrator approves an adjustment to the Restricted Share Unit Award pursuant to Section 5 of the Plan, then in such event, any and all new, substituted or additional securities to which Participant is entitled by reason of the Restricted Share Unit Award shall be immediately subject to the restrictions and the Vesting Period set forth in Sections 4(a) and (b) above with the same force and effect as the Restricted Share Unit Award subject to such restrictions immediately before such event.
5.    Termination of Employment.
(a)    General. If the Participant’s employment is terminated for any reason, other than death, Disability or after a Change in Control, the Restricted Share Unit Award shall, to the extent not then vested (after giving effect to the provisions of this Section 5), terminate upon such termination of employment.
(b)    Death or Disability. Upon the Participant’s termination of employment due to the Participant’s death or Disability, (i) prior to the first anniversary of the Date of Grant, the entire Restricted Share Unit Award shall be forfeited; and (ii) after the first anniversary of the Date of Grant, the Restricted Share Unit Award shall become vested for a number of Shares equal to the number of Shares subject to the Restricted Share Unit Award multiplied by a fraction, the numerator of which equals the number of days elapsed from the grant date and the denominator of which equals 1,096, with a deemed Share Delivery Factor of 1.0 for the Performance Period, subject to the maximum of the total number of Shares subject to the Restricted Share Unit Award.

6.    No Right to Continued Employment. The granting of the Restricted Share Unit Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the employment of such Participant. The granting of the Restricted Share Unit Award does not form part of and should in no way be construed as a term or condition of employment. At all times, the Restricted Share Unit Award granted hereunder is discretionary and does not imply that additional Restricted Share Unit Awards will be awarded in the future.
7.    Restricted Share Unit Award Not Wages. The value of any Restricted Share Unit Award granted to Participant does not constitute and will not be included as wages for the purposes of calculating any benefit or bonus provided by the Company or the Participant’s employing subsidiary.
8.    Withholding. The Participant will be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Restricted Share Unit Award or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of the Restricted Share Unit Award or any payment or transfer under or with respect to the Restricted Share Unit Award or the Plan and to take such other action as may be necessary in the opinion of the Administrator to satisfy all obligations for the payment of such withholding taxes.
9.    Certain Covenants. The Participant hereby agrees and covenants to perform all of the obligations set forth below (the “Covenants”) and acknowledges that the Participant's obligations set forth below constitute a material inducement for the Company's grant of the Restricted Share Unit to the Participant.
(a)    Confidential Information. The Participant recognizes and agrees that the Affiliated Group (defined below) has provided Confidential Information to the Participant and has an interest in protecting this information from disclosure. The Participant shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates (collectively, the “Affiliated Group”), all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Participant obtains during the Participant’s employment that is not public knowledge (other than as a result of the Participant’s violation of this Section (a)) (“Confidential Information”). The Participant shall not communicate, divulge or disseminate Confidential Information at any time during or after the Participant’s employment, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Participant performing his duties and responsibilities with the Affiliated Group. Notwithstanding the foregoing provisions, if the Participant is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Participant shall promptly notify the Company in writing of any such requirement prior to disclosure so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Participant shall reasonably cooperate with the Company or the appropriate member of the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Participant is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Participant shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of employment for any reason, the Participant shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Participant uses, prepares or comes into contact with during the course of the Participant’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Affiliated Group. The Participant agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with similarly situated employees.
(b)    Work Product and Inventions. The Affiliated Group and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registerable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Participant (alone or jointly with others) during the Participant’s employment with the Affiliated Group, and arising from or relating to such employment or the business of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Affiliated Group or otherwise). The Participant shall promptly and fully disclose to the Affiliated Group and to no one else all Developments, and hereby assigns to the Affiliated Group without further compensation all right, title and interest the Participant has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Participant has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.
(c)    Company Goodwill. The Participant recognizes and acknowledges that the Affiliated Group has and continues to develop goodwill of substantial value through efforts of employees, including the Participant. This goodwill includes, but is not limited to, the identity and skill sets of its employees, its relationships with employees and customers, intangible value attributable to its products created by Participant and others, and the Affiliated Group’s brand and reputation within the industry. Participant shall take no action to damage the goodwill of the Affiliated Group (including disparaging the Affiliated Group or any of their respective directors, officers, executives, employees, agents or other representatives) or use it for personal benefit or the benefit of competitors of the Affiliated Group.
(d)    Remedies. The Participant acknowledges and agrees that the terms of these Covenants which are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, near permanent customer relationships and confidential information. The Participant further acknowledges and agrees that the Participant’s breach of these Covenants will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. If any of the Covenants are determined to be wholly or partially unenforceable, the Participant hereby agrees that these Covenants or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of these Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.
10.    Securities Laws. The issuance of any Shares hereunder shall be subject to the Participant making or entering into such written representations, warranties and agreements as the Administrator may reasonably request in order to comply with applicable securities laws and government regulations. Further, residents of Brazil, the European Economic Area, Hong Kong, Romania and the United Kingdom are directed to review the legends included on Exhibit A to this Agreement.
11.    No Public Offering. The Restricted Share Units awarded under the Plan and this Agreement will not be publicly issued, placed, distributed or offered. The issuance of any Restricted Share Units hereunder does not constitute a public offering of securities.
12.    Consent to Transfer of Data. By accepting the Restricted Share Unit Award, Participant consents to the transfer of personal data (including but not limited to the employee’s name, address, birth date and hire date) and to the processing of this personal data by the Company and the provider of the Freescale equity recordkeeping system.
13.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
14.    Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

15.    Consent to Jurisdiction. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune of from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.
16.    Restricted Share Unit Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Restricted Share Unit Award is subject to the Plan, as may be amended from time to time, and the terms and provisions of the Plan are hereby incorporated herein by reference.
17.    Acceptance. This Agreement must be accepted by electronic signature of the Participant in the Freescale equity recordkeeping system or the Participant will have no right to the Restricted Share Unit Award provided for in this Agreement. By accepting this Agreement the Participant consents to the electronic delivery through the Freescale equity recordkeeping system of all documents related to this Restricted Share Unit Award.

Appendix A
Performance Goals

Relative TSR Percentile Rank	Share Delivery Factor
< 25%	0%
25%	0.25
50%	1.00
75%	1.50
> 75%	1.50

1)	Definitions.
The following definitions shall be applicable to the Performance Goals and Agreement. Capitalized terms used but not otherwise defined herein shall have meanings ascribed to such terms in the Plan.
(a)“Relative Total Shareholder Return” or “Relative TSR” means the Company’s TSR compared to the Peer Companies TSR on a relative basis. The Company and the Peer Companies from highest to lowest according to their respective TSRs will determine Relative TSR. After this ranking, the percentile performance of the Company relative to the Peer Companies will be determined using the Percentrank formula in Microsoft Excel.
(b)“Total Shareholder Return” or “TSR” means for the Company and each of the Peer Companies, the company’s Total Shareholder Return, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value, and then subtracting one (1).
(c)“Closing Average Share Value” means for the Company and each of the Peer Companies, the average, over the days in the Closing Average Period, of the closing price of its common stock or common shares, multiplied by the Accumulated Shares for each day during the Closing Average Period.
(d)“Closing Average Period” means (i) in the absence of a Change in Control, the one month period ending on the last day of the Performance Period, or (ii) in the case of a

Change in Control, the one month period ending five (5) days prior to Change in Control, or another date established at the discretion of the Committee.
(e)“Opening Average Share Value” means for each of the Peer Companies and the Company, the average, over the days in the Opening Average Period, of the closing price of its common stock or common shares, multiplied by the Accumulated Shares for each day during the Opening Average Period.
(f)“Opening Average Period” means the one month period ending prior to the first day of the Performance Period.
(g)“Accumulated Shares” means, for a given day, and for the Company or a given Peer Company, the sum of (i) one share of common stock of the applicable Company, plus (ii) a cumulative number of shares of common stock purchased with dividends declared on the common stock, assuming same day reinvestment of the dividends into shares of common stock at the closing price on the ex-dividend date, for ex-dividend dates during the Opening Average Period or for the period between December 31, 201_ and the last day of the Closing Averaging Period, as the case may be.
(h)“Peer Companies” means the companies established by the Committee for purposes of calculating TSR, to include Advanced Micro Devices, Inc., Altera Corporation, Analog Devices, Inc., Applied Materials, Inc., Atmel Corporation, Avago Technologies, Broadcom Corporation, Infineon Technologies, Linear Technology Corporation, Marvel Technology Group, Maxim Integrated Products, Inc., Microchip Technology, Inc., Micron Technology, Inc., NXP Semiconductors, NVIDIA Corporation, On Semiconductor, Sandisk Corporation, ST Microelectronics, Texas Instruments and Xilinx, Inc. Any peer company shares traded on a foreign exchange will be converted to US dollars. In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company. In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company. In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a “going private” transaction involving a Peer Company or the liquidation of a Peer Company, where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.

EXHIBIT A

Country Specific Securities Law and Other Legends

Residents of Brazil, please see the following legend:

The securities granted under the Plan and this Agreement have not been and will not be publicly issued, placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, the CVM). Therefore, the securities granted under the Plan and Agreement will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering, placement, distribution or negotiation under the Brazilian capital markets regulation.

Residents of European Economic Area, please see the following legend:

Nothing in this Agreement constitutes an offer of securities for sale in any jurisdiction where it is unlawful to do so. The Shares which are the subject of this Agreement are offered to the Participant only. They may not be offered or sold within a member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") except pursuant to an exemption from, or in a transaction not subject to the prospectus requirements of the Prospectus Directive and the securities laws applicable in the Relevant Member State.

In relation to each Relevant Member State, neither the Company nor the Participant’s employing subsidiary has made, intends or will make an offer of the Shares which are the subject of this Agreement to the public in that Relevant Member State other than a potential offer contemplated in a prospectus that has been approved by the competent authority of the Relevant Member State, published and/or notified to the relevant competent authorities in accordance with the Prospectus Directive, except that the Company may make an offer of such Shares to the public in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant recipient or recipients nominated by the Company for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall require the Company or any Participant to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression of an offer of Shares to the public in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Residents of Hong Kong, please see the following legend:

WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Residents of Romania, please see the following legend:

For the purpose of implementing the Plan, the personal data collected from you may be subject to processing by Freescale Semiconductor Romania SRL, such entity standing as data controller. In the context of Plan implementation, your personal data may be transferred to Freescale Semiconductor, Ltd., in Bermuda and Freescale Semiconductor, Inc., in the United States. Providing the personal data required for the implementation of the Plan is mandatory, the refusal to do so impeding you to participate in the benefits thereof.

In connection with your personal data which is subject to processing, you have the right to access and to intervene upon such data, as well as to object to any further processing, in the conditions prescribed by law. You also have the right not to be subjected to automated individual decisions, as well as to access the courts of law. You may contact your Human Resources representative for more information on the processing of your personal data in the context of the Plan implementation (including information on exercising your rights related to data processing).

Residents of the United Kingdom, please see the following legend:

This Award Agreement is being issued in the United Kingdom pursuant to regulation 60 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 and is being issued solely to employees of Freescale Semiconductor, Ltd., and companies within its group (as defined by the Financial Services and Markets Act 2000) and may not be issued to or relied upon by any other person (other than personal representatives of such employees on death).